EXHIBIT 5

July 15, 2011

Board of Directors
Sustainable Environmental Technologies Corporation
2377 W Foothill Blvd, Suite 18
Upland, CA   91786

We have acted as counsel for Sustainable Environmental Technologies Corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, covering 20,000,000 shares of Common Stock, $0.001 par value, (the “Shares”) of the Company issuable under the Company’s 2010 Incentive and Nonstatutory Stock Option Plan (the “Plan”).  We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.       The Company is a corporation validly existing under the laws of the state of California; and

2.       The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Scott D. Olson
Scott D. Olson, Esq.